Exhibit 99.1
DENBURY REPORTS 2013 FOURTH QUARTER AND ANNUAL RESULTS

PLANO, TX – February 20, 2014 – Denbury Resources Inc. (NYSE: DNR) ("Denbury" or the "Company") today announced adjusted net income (a non-GAAP measure)(1) of $100 million for the fourth quarter of 2013, or $0.27 per diluted share. Fourth quarter of 2013 net income (the GAAP measure) was $90 million, or $0.25 per diluted share, on quarterly revenues of $596 million. Adjusted net income decreased by $37 million from the same measure for the prior year fourth quarter primarily due to a 5% decrease in realized oil prices and increases in both lease operating expenses and depletion, depreciation and amortization, partially offset by a 2% increase in production volumes.

Sequential and year-over-year comparisons of selected quarterly financial items are shown in the following table:

	Quarter Ended
(in millions, except per share amounts)	Dec. 31, 2013	Sep. 30, 2013(3)	Dec. 31, 2012
Revenues	$596	$674	$603
Net income (GAAP measure)	90	102	115
Adjusted net income(1)	100	165	137
Net income per diluted share (GAAP measure)	0.25	0.28	0.30
Adjusted net income per diluted share(1)	0.27	0.45	0.36
Cash flow from operations (GAAP measure)	349	305	385
Adjusted cash flow from operations(1)(2)	295	352	316

Denbury’s full-year 2013 adjusted net income (a non-GAAP measure)(1) was $539 million, or $1.46 per diluted share and full-year 2013 net income (the GAAP measure) was $410 million, or $1.11 per diluted share, on annual revenues of $2.5 billion. Adjusted net income for the full-year 2013 differs from GAAP net income for the year due primarily to a pre-tax expense of $114 million for costs associated with the Company’s Delhi Field remediation, $45 million of pre-tax costs associated with the early extinguishment of debt, and $52 million of net pre-tax expenses for noncash fair value adjustments on commodity derivatives and other minor adjustments. Adjusted net income for full-year 2013 decreased by $24 million from the same measure in 2012 primarily due to higher lease operating costs in 2013, offset in part by higher realized oil prices. However, adjusted net income per diluted share increased slightly between the periods, largely due to a 5% reduction in the average diluted common shares outstanding in the 2013 period.

(1)	See accompanying Schedules that reconcile GAAP to non-GAAP measures along with a statement indicating why the Company believes the non-GAAP measures provide useful information for investors.

(2)	Adjusted cash flow from operations reflects cash flow from operations before working capital changes but is not adjusted for nonrecurring items, such as the Delhi Field remediation expenses.

(3)	The GAAP to non-GAAP reconciliations for the third quarter of 2013 are part of the Company’s third quarter 2013 earnings release which is an exhibit to its November 5, 2013 Form 8-K.

Year-over-year comparisons of selected annual financial items are shown in the following table:

	Year Ended
(in millions, except per share amounts)	Dec. 31, 2013	Dec. 31, 2012
Revenues	$2,494	$2,436
Net income (GAAP measure)	410	525
Adjusted net income(1)	539	563
Net income per diluted share	1.11	1.35
Adjusted net income per diluted share(1)	1.46	1.45
Cash flow from operations (GAAP measure)	1,361	1,411
Adjusted cash flow from operations(1)(2)	1,272	1,380

(1)	See accompanying Schedules that reconcile GAAP to non-GAAP measures along with a statement indicating why the Company believes the non-GAAP measures provide useful information for investors.

(2)	Adjusted cash flow from operations reflects cash flow from operations before working capital changes but is not adjusted for nonrecurring items, such as the Delhi Field remediation expenses.

Management Comment

Phil Rykhoek, Denbury’s President and CEO, commented, "Our quarterly production came in slightly ahead of our estimates, in spite of some weather issues and a delay in the completion of our Greencore Pipeline interconnect. However, lower oil prices and higher operating costs combined to lower our bottom line results on a sequential-quarter basis. This quarter we recorded an incremental provision for the Delhi Field remediation, primarily reflecting fourth quarter charges on the final remediation work and other previously unanticipated costs. These estimates could still change in the future, as it is possible that other costs could arise that are not currently known or estimable.

“Weather issues have continued to impact us in 2014, which, coupled with the aforementioned delay in completing the Greencore Pipeline interconnect, and the recently planned shutdown of our Riley Ridge gas processing plant for a month this summer to accommodate maintenance and some modest improvements, have led us to conclude that our 2014 production will likely be in the lower half of our estimated ranges. However, if you look at our expected production growth on a per-share basis, our anticipated percentage increase in production growth will exceed the high end of our prior estimates, as our stock repurchases over the most recent two months have reduced shares outstanding by over 4%. We are pleased that we have been able to repurchase this much stock at attractive prices, as our aggregate repurchases since late 2011 – which represent over 14% of the Company’s outstanding shares – are very accretive.

“In our Rocky Mountain region, Bell Creek’s oil production has recently begun to respond as expected to carbon dioxide (“CO2”) injections, as the Greencore Pipeline interconnect we completed in late January is allowing us to transport our CO2 from ExxonMobil's Shute Creek gas processing plant to the field. Bell Creek’s net tertiary oil production recently exceeded 500 barrels per day (“Bbls/d”), up significantly from the fourth quarter average of 177 Bbls/d. At Hartzog Draw, we have drilled and completed our first two infill horizontal wells in the Shannon formation, with the first well posting an initial 30-day gross oil production rate of about 400 Bbls/d, which was in-line with our pre-drill estimates even though its horizontal section was about 1,000 feet shorter than planned. We began pumping the second well a few days ago and, based on the oil production we've seen thus far, expect its initial 30-day gross oil production rate to meet or exceed that of the first well. We plan to drill six additional infill horizontal wells at Hartzog Draw this year and have identified over 30 additional locations that we plan to drill over the next few years to increase the field’s oil production in advance of our planned CO2 flood of the field.

“We remain focused on increasing shareholder value by optimizing the development of our attractive asset base with an emphasis on cost reductions in 2014. We believe in our strategy and its long-term economic benefits and are committed to creating value for our shareholders through a combination of growth, dividends and share repurchases. We look forward to executing our value-driven growth and income strategy in 2014 and beyond.”

Production

Denbury’s total production for the fourth quarter of 2013 averaged 71,466 barrels of oil equivalent per day (“BOE/d”), a 2% increase over fourth quarter of 2012 levels. Tertiary production for the fourth quarter of 2013 averaged 38,603 Bbls/d, up approximately 3% from the prior year fourth quarter, as production increases at Oyster Bayou, Hastings and Heidelberg fields more than offset production declines in mature properties and at Delhi Field. Fourth quarter of 2013 production was 95% oil, compared to 93% oil in the prior year quarter. Denbury’s average annual production rate for 2013 was 70,243 BOE/d, down 2% from the prior year’s level despite a 9% increase in tertiary oil production. The 2013 annual production rate was negatively impacted by the Bakken asset sale and exchange in which the Company sold its Bakken area assets in the fourth quarter of 2012 and did not complete the like-kind-exchange for assets in the Cedar Creek Anticline until the end of the first quarter of 2013.

Review of Financial Results

Oil and natural gas revenues, excluding the impact of derivative contracts, decreased 1% when comparing the fourth quarters of 2013 and 2012, as a decrease in realized oil prices more than offset an increase in production. Denbury’s average realized oil price, excluding derivative contracts, was $93.00 in the fourth quarter of 2013, compared to $97.61 in the prior-year fourth quarter. Company-wide oil price differentials (the difference between the average price at which the Company sold its production and the average NYMEX price) moved in an unfavorable direction in the fourth quarter of 2013, to $4.57 per Bbl below NYMEX prices, compared to $9.43 per Bbl above NYMEX prices in the prior-year fourth quarter.

The negative movement in differentials was primarily due to a decline in the Light Louisiana Sweet (LLS) index premium and deterioration in the Company’s Rocky Mountain region price realizations during the fourth quarter of 2013. The LLS premium has decreased every quarter throughout 2013, as new pipeline capacity has allowed the transportation of additional barrels to the Gulf Coast region, and fourth quarter of 2013 prices in the Rocky Mountain region were negatively impacted by refinery downtime and transportation constraints. NYMEX differentials for the Company’s Gulf Coast tertiary production averaged a positive $0.32 per Bbl for the fourth quarter of 2013 compared to a positive differential of $15.57 per Bbl in the prior-year fourth quarter, and NYMEX differentials for the Company’s non-tertiary Rocky Mountain region production averaged almost $14.00 per Bbl below NYMEX prices in the fourth quarter of 2013 compared to only $3.39 per Bbl below NYMEX in the prior-year fourth quarter. During the fourth quarter of 2013, the Company sold 43% of its crude oil at prices based on the LLS index price, 23% at prices partially tied to the LLS index price, and the balance at prices based on various other indexes tied to NYMEX prices, primarily in the Rocky Mountain region.

Lease operating expenses, excluding Delhi Field remediation expenses, increased to $26.24 per BOE in the fourth quarter of 2013 from $21.61 per BOE in the fourth quarter of 2012. This increase was primarily due to the sale of the Company’s Bakken area assets in the fourth quarter of 2012, which had a relatively low operating cost per barrel, the startup of the Bell Creek tertiary flood in the fourth quarter of 2013 (which has a high unit operating expense during the start-up phase), a temporary increase in workover activities, and increases in the cost of CO2. Tertiary operating expenses, excluding Delhi Field remediation expenses, averaged $28.72 per Bbl in the fourth quarter of 2013, up from $22.59 per Bbl in the prior year fourth quarter. The increase in tertiary operating expenses between the periods was primarily the result of the higher startup costs at Bell Creek, higher workover costs and higher CO2 costs (mainly as a result of the addition of higher-cost man-made CO2 supplies which raise CO2 purchase costs but lower CO2 capital development costs).

In the fourth quarter of 2013, Denbury increased its current estimate of the known costs to remediate the area of Delhi Field impacted by a mid-June 2013 release of well fluids by $16 million, bringing its total amounts expended to date plus its current estimate of future known costs since discovery of the release to $114 million. These additional costs were included in fourth-quarter lease operating expenses. Denbury maintains insurance policies which the Company believes covers certain of the costs and damages related to the release, and currently and preliminarily estimates that one-third to two-thirds of its current cost estimate may be recoverable under such insurance policies. However, the Company has not reached any agreement with its insurance carriers as to recoverable amounts, and accordingly has not recognized any insurance recoveries in its financial statements as of December 31, 2013.

General and administrative expenses were $34 million in the fourth quarter of 2013, unchanged from the prior-year fourth quarter and, on a per-BOE basis, were $5.17 per BOE in the fourth quarter of 2013 down from $5.33 per BOE in the prior-year fourth quarter. On an annual basis, general and administrative expenses increased less than 1%, due in part to lower bonus payouts in the current year period despite an increase in the number of employees and higher salary costs.

Interest expense, net of capitalized interest, in the fourth quarter of 2013 was $40 million, up from the prior-year fourth quarter level of $38 million, as the benefit of a lower average interest rate was partially offset by an increase in average debt outstanding and a reduction in capitalized interest. Average debt outstanding increased by $133 million from the fourth quarter of 2012 to the fourth quarter of 2013, while the Company’s average interest rate declined in the same period from 7.0% to 6.2%. The decrease in the average interest rate was the result of the Company refinancing its 9 1/2% and 9 3/4% senior subordinated notes during the first quarter of 2013 with the issuance of 4 5/8% senior subordinated notes due 2023. The amount of interest capitalized during the fourth quarter of 2013 was $15 million, down from $20 million in the prior year fourth quarter. The decrease in capitalized interest was primarily the result of the startup of the Bell Creek Field CO2 flood and Greencore Pipeline.

Denbury’s overall depletion, depreciation and amortization (“DD&A”) rate was $21.98 per BOE in the fourth quarter of 2013, compared to $18.20 per BOE in the prior-year fourth quarter, with approximately two-thirds of the increase relating to oil and gas properties and the remainder primarily relating to CO2 properties, pipelines and other fixed assets. The increase was driven by the acquisition of Cedar Creek Anticline properties in the first quarter of 2013, the reclassification of Bell Creek development costs to the full cost pool upon the booking of initial proved tertiary reserves for the field, higher future development costs, and the additional depreciation on CO2 properties, pipelines and other fixed assets.

Denbury recorded a noncash pre-tax gain of $6 million in the fourth quarter of 2013 due to changes in the fair values of the Company’s derivative contracts, compared to a noncash pre-tax charge of $33 million on fair value changes in the prior year fourth quarter. Cash received on settlements of derivative contracts was $6 million in the fourth quarter of 2012. No such receipts or payments were made in the fourth quarter of 2013.

Denbury’s effective tax rate for the fourth quarter of 2013 was 30.7%, down from 41.3% in the prior-year fourth quarter. The current period’s effective tax rate was lowered by a reduction in the Company’s estimated statutory rate to 38% from 38.5% and the resultant revaluation of existing deferred liabilities as well as changes in the treatment of certain items between the Company’s 2012 tax provision and 2012 tax return. Current income taxes represented a $13 million benefit in the fourth quarter of 2013, as the earlier than expected startup of the Riley Ridge gas processing plant allowed the Company to recognize certain associated tax benefits that were previously not anticipated.

2014 Production, Capital Expenditures, and Cash Flow Estimates; Hedging Update

Denbury’s 2014 production estimates are unchanged from the ranges disclosed at its November 2013 annual analyst day. However, for the reasons previously mentioned herein, Denbury now believes it is likely that tertiary and total production will be in the lower half of these previously indicated ranges shown in the following table:

Operating Area	2014 Estimated Production (BOE/d)
Tertiary	42,000 – 44,000
Cedar Creek Anticline	18,400
Gulf Coast Non-Tertiary	9,600
Other Rockies Non-Tertiary	6,500
Total Production	76,500 – 78,500

Denbury’s 2014 capital expenditures budget remains unchanged at $1 billion, approximately 78% of which is for tertiary projects, with the remainder for conventional projects, primarily in the Cedar Creek Anticline and Hartzog Draw fields. The budgeted amount excludes potential acquisitions, and approximately $125 million of estimated capitalized costs (including capitalized internal acquisition, exploration and development costs, capitalized interest, and pre-production start-up costs associated with new tertiary floods).

Denbury expects its 2014 capital expenditures budget and dividend payments to be funded with estimated cash generated from operations, principally based on the increased oil price certainty provided by the Company converting its 2014 oil derivative contracts from collars to fixed-price swaps with average NYMEX prices of approximately $93.50 per Bbl for the first half of 2014, and approximately $92.50 per Bbl for the second half of 2014 and to a lesser extent on current NYMEX futures prices for the remainder of 2014. Additional information on Denbury’s commodity hedges will be available in an updated corporate presentation which will be posted to the Company’s website today.

Conference Call Information

Denbury will host a conference call to review and discuss fourth quarter 2013 financial and operating results, as well as 2014 financial and operating guidance, today, Thursday, February 20, at 10:00 A.M. (Central). Individuals who would like to participate should dial 800.230.1096 or 612.332.0725 ten minutes before the scheduled start time and provide the confirmation number 260589 to the operator. To access a live audio webcast of the conference call, please visit the investor relations section of the Company’s website at www.denbury.com. The audio webcast will be archived on the website for at least 30 days, and a telephonic replay will be accessible for one month after the call by dialing 800.475.6701 or 320.365.3844 and entering confirmation number 260589.

Annual Meeting Information

Denbury’s 2014 Annual Meeting of Stockholders will be held on Tuesday, May 20, 2014, at 3:00 P.M. (Central), at the Dallas/Plano Marriott hotel located at 7121 Bishop Road, Plano, Texas. The record date for determination of shareholders entitled to vote at the annual meeting is the close of business on Tuesday, March 25, 2014.

Denbury is a growing, dividend-paying, domestic oil and natural gas company. The Company's primary focus is on enhanced oil recovery utilizing carbon dioxide and its operations are focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company's goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to tertiary recovery operations. For more information about Denbury, please visit www.denbury.com.

# # #

This press release, other than historical financial information, contains forward-looking statements that involve risks and uncertainties including estimated 2014 production and capital expenditures, estimated cash generated from operations in 2014 and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including Denbury's most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially. In addition, any forward-looking statements represent the Company’s estimates only as of today and should not be relied upon as representing its estimates as of any future date. Denbury assumes no obligation to update its forward-looking statements.

DENBURY CONTACTS:
Phil Rykhoek, President and CEO, 972.673.2000
Mark Allen, Senior Vice President and CFO, 972.673.2000
Jack Collins, Executive Director, Finance and Investor Relations, 972.673.2028

Financial and Statistical Data Tables and Reconciliation Schedules

Following are unaudited financial highlights for the comparative three and twelve month periods ended December 31, 2013 and 2012. All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted to equivalent barrels at 6:1.

DENBURY RESOURCES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

The following information is based on GAAP reported earnings, with additional required disclosures included in the Company's Form 10-K:

	Quarter Ended		Year Ended
	December 31,		December 31,
In thousands, except per share data	2013	2012	2013	2012
Revenues and other income
Oil sales	$580,619	$587,011	$2,435,625	$2,377,337
Natural gas sales	6,971	9,058	30,609	32,530
CO2 sales and transportation fees	8,091	7,197	27,950	26,453
Interest income and other income	3,441	5,938	22,943	20,152
Total revenues and other income	599,122	609,204	2,517,127	2,456,472
Expenses
Lease operating expenses	188,507	139,399	730,574	532,359
Marketing expenses	12,987	15,060	49,246	52,836
CO2 discovery and operating expenses	5,655	6,251	16,916	14,694
Taxes other than income	44,013	37,498	176,231	160,016
General and administrative expenses	33,971	34,388	145,211	144,019
Interest, net of amounts capitalized of $14,501, $20,075, $79,253, and $77,432, respectively	39,572	37,836	140,709	153,581
Depletion, depreciation and amortization	144,543	117,419	509,943	507,538
Commodity derivatives expense (income)	(5,850)	27,369	41,024	(4,834)
Loss on early extinguishment of debt	—	—	44,651	—
Impairment of assets	—	—	—	17,515
Other expenses	5,950	(1,381)	20,242	21,891
Total expenses	469,348	413,839	1,874,747	1,599,615
Income before income taxes	129,774	195,365	642,380	856,857
Income tax provision (benefit)
Current income taxes	(13,110)	41,920	10,257	75,754
Deferred income taxes	52,892	38,784	222,526	255,743
Net income	$89,992	$114,661	$409,597	$525,360

Net income per common share
Basic	$0.25	$0.30	$1.12	$1.36
Diluted	$0.25	$0.30	$1.11	$1.35
Weighted average common shares outstanding
Basic	362,378	379,815	366,659	385,205
Diluted	365,608	383,231	369,877	388,938

DENBURY RESOURCES INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Reconciliation of net income (GAAP measure) to adjusted net income (non-GAAP measure)(1):

	Quarter Ended		Year Ended
	December 31,		December 31,
In thousands	2013	2012	2013	2012
Net income (GAAP measure)	$89,992	$114,661	$409,597	$525,360
Noncash fair value adjustments on commodity derivatives	(5,850)	32,888	40,362	13,046
Interest income and other income – noncash fair value adjustment – contingent liability	—	—	(7,500)	—
Lease operating expenses – Delhi Field remediation	16,000	—	114,000	—
CO2 discovery and operating expenses – CO2 exploration costs	—	4,609	835	9,534
Loss on early extinguishment of debt	—	—	44,651	—
Impairment of assets	—	—	—	17,515
Other expenses – helium contract-related charges	—	(8,000)	9,207	—
Other expenses – cumulative effect of equipment lease correction	—	—	—	8,452
Other expenses – acquisition transaction costs	—	2,828	2,414	2,828
Other expenses – allowance for collectability on outstanding loans	—	—	—	3,683
Other expenses – accrued lease exit obligation	3,217	3,291	3,217	3,291
Other expenses – loss on sale of Vanguard common units	—	—	—	3,137
Other expenses – asset write-down	3,000	—	3,000	—
Estimated income taxes on above adjustments to net income	(6,219)	(13,752)	(80,839)	(23,584)
Adjusted net income (non-GAAP measure)	$100,140	$136,525	$538,944	$563,262

(1)	See "Non-GAAP Measures" at the end of this report.

Reconciliation of cash flow from operations (GAAP measure) to adjusted cash flow from operations (non-GAAP measure)(1):

	Quarter Ended		Year Ended
In thousands	December 31,		December 31,
	2013	2012	2013	2012
Net income (GAAP measure)	$89,992	$114,661	$409,597	$525,360
Adjustments to reconcile to adjusted cash flow from operations
Depletion, depreciation and amortization	144,543	117,419	509,943	507,538
Deferred income taxes	52,892	38,784	222,526	255,743
Stock-based compensation	9,229	6,648	33,003	29,310
Noncash fair value adjustments on commodity derivatives	(5,850)	32,888	40,362	13,046
Loss on early extinguishment of debt	—	—	44,651	—
Impairment of assets	—	—	—	17,515
Other	4,610	5,419	11,705	31,612
Adjusted cash flow from operations (non-GAAP measure)	295,416	315,819	1,271,787	1,380,124
Net change in assets and liabilities relating to operations	53,570	68,946	89,408	30,767
Cash flow from operations (GAAP measure)	$348,986	$384,765	$1,361,195	$1,410,891

(1)	See "Non-GAAP Measures" at the end of this report.

DENBURY RESOURCES INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Reconciliation of commodity derivatives income (expense) (GAAP measure) to noncash fair value adjustments on commodity derivatives (non-GAAP measure)(1):

	Quarter Ended		Year Ended
	December 31,		December 31,
In thousands	2013	2012	2013	2012
Cash receipt (payment) on settlements of commodity derivatives	$—	$5,519	$(662)	$17,880
Noncash fair value adjustments on commodity derivatives (non-GAAP measure)	5,850	(32,888)	(40,362)	(13,046)
Commodity derivatives income (expense) (GAAP measure)	$5,850	$(27,369)	$(41,024)	$4,834

(1)	See "Non-GAAP Measures" at the end of this report.

OPERATING HIGHLIGHTS (UNAUDITED)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Production (daily – net of royalties)
Oil (barrels)	67,860	65,368	66,286	66,837
Gas (mcf)	21,638	28,486	23,742	29,109
BOE (6:1)	71,466	70,116	70,243	71,689
Unit sales price (excluding derivative settlements)
Oil (per barrel)	$93.00	$97.61	$100.67	$97.18
Gas (per mcf)	3.50	3.46	3.53	3.05
BOE (6:1)	89.37	92.40	96.19	91.85
Unit sales price (including derivative settlements)
Oil (per barrel)	$93.00	$97.54	$100.64	$96.77
Gas (per mcf)	3.50	5.72	3.53	5.67
BOE (6:1)	89.37	93.26	96.16	92.53

DENBURY RESOURCES INC.
OPERATING HIGHLIGHTS (UNAUDITED)

	Quarter Ended		Year Ended
	December 31,		December 31,
Average Daily Volumes (BOE/d) (6:1)	2013	2012	2013	2012
Tertiary oil production
Gulf Coast region
Mature properties
Brookhaven	2,026	2,520	2,223	2,692
Eucutta	2,280	2,730	2,514	2,868
Mallalieu	1,886	2,127	2,050	2,338
Other mature properties (1)	6,287	7,605	7,016	7,707
Total mature properties	12,479	14,982	13,803	15,605
Delhi	4,793	5,237	5,149	4,315
Hastings	4,270	3,409	3,984	2,188
Heidelberg	5,206	3,930	4,466	3,763
Oyster Bayou	3,869	1,826	2,968	1,388
Tinsley	7,809	8,166	8,051	7,947
Total Gulf Coast region	38,426	37,550	38,421	35,206
Rocky Mountain region
Bell Creek	177	—	56	—
Total Rocky Mountain region	177	—	56	—
Total tertiary oil production	38,603	37,550	38,477	35,206
Non-tertiary oil and gas production
Gulf Coast region
Mississippi	2,711	3,663	2,695	3,930
Texas	5,994	5,513	6,540	4,737
Other	1,041	1,217	1,097	1,235
Total Gulf Coast region	9,746	10,393	10,332	9,902
Rocky Mountain region
Cedar Creek Anticline	18,601	8,493	16,572	8,503
Other	4,516	3,616	4,862	3,231
Total Rocky Mountain region	23,117	12,109	21,434	11,734
Total non-tertiary production	32,863	22,502	31,766	21,636
Total continuing production	71,466	60,052	70,243	56,842
Properties disposed
Bakken area assets	—	10,064	—	14,395
Non-core asset divestitures	—	—	—	452
Total production	71,466	70,116	70,243	71,689

(1)	Other mature properties include Cranfield, Little Creek, Lockhart Crossing, Martinville, McComb and Soso fields.

DENBURY RESOURCES INC.
PER-BOE DATA (UNAUDITED)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Oil and natural gas revenues	$89.37	$92.40	$96.19	$91.85
Cash receipt (payment) on settlements of commodity derivatives	—	0.86	(0.03)	0.68
Lease operating expenses – excluding Delhi Field remediation	(26.24)	(21.61)	(24.05)	(20.29)
Lease operating expenses – Delhi Field remediation	(2.43)	—	(4.45)	—
Production and ad valorem taxes	(6.12)	(5.46)	(6.35)	(5.71)
Marketing expenses, net of third party purchases	(1.55)	(1.96)	(1.47)	(1.60)
Production netback	53.03	64.23	59.84	64.93
CO2 sales, net of operating and exploration expenses	0.37	0.15	0.43	0.45
General and administrative expenses	(5.17)	(5.33)	(5.66)	(5.49)
Interest expense, net	(6.02)	(5.87)	(5.49)	(5.85)
Other	2.72	(4.22)	0.48	(1.44)
Changes in assets and liabilities relating to operations	8.15	10.69	3.49	1.17
Cash flow from operations	53.08	59.65	53.09	53.77
DD&A	(21.98)	(18.20)	(19.89)	(19.34)
Deferred income taxes	(8.04)	(6.01)	(8.68)	(9.75)
Loss on early extinguishment of debt	—	—	(1.74)	—
Noncash fair value adjustments on commodity derivatives	0.89	(5.10)	(1.57)	(0.50)
Impairment of assets	—	—	—	(0.67)
Other noncash items	(10.26)	(12.56)	(5.23)	(3.49)
Net income	$13.69	$17.78	$15.98	$20.02

CAPITAL EXPENDITURE SUMMARY (UNAUDITED)

	Quarter Ended		Year Ended
	December 31,		December 31,
In thousands	2013	2012	2013	2012
Capital expenditures by project
Tertiary oil fields	$106,505	$123,858	$534,878	$449,226
Non-tertiary fields	87,760	121,850	224,556	543,162
Capitalized interest and internal costs (1)	24,997	21,350	114,197	93,663
Oil and natural gas capital expenditures	219,262	267,058	873,631	1,086,051
CO2 pipelines	17,773	67,135	57,136	181,873
CO2 sources (2)	49,470	51,777	163,710	238,613
CO2 capitalized interest and other	13,821	15,846	49,021	47,628
Capital expenditures before acquisitions	300,326	401,816	1,143,498	1,554,165
Less: recoveries from sale/leaseback transactions	—	—	—	(35,102)
Net capital expenditures excluding acquisitions	300,326	401,816	1,143,498	1,519,063
Property acquisitions (3)	—	572,779	1,032,218	942,359
Capital expenditures, net of sale/leaseback transactions	$300,326	$974,595	$2,175,716	$2,461,422

(1)	Includes capitalized internal acquisition, exploration and development costs, capitalized interest, and pre-production start-up costs associated with new tertiary floods.

(2)	Includes capital expenditures related to the Riley Ridge gas processing facility.

(3)
Property acquisitions during the year ended December 31, 2013 and 2012 include capital expenditures of approximately $1.0 billion and $0.2 billion, respectively, related to acquisitions during the period that are not reflected as an Investing Activity on Denbury's Consolidated Statements of Cash Flows due to the movement of proceeds through a qualified intermediary to facilitate like-kind-exchange treatment under federal income tax rules. In addition, property acquisitions during the quarter and year ended December 31, 2012 include capital expenditures of approximately $0.6 billion representing the aggregate fair value of net assets acquired, excluding cash, in the Bakken exchange transaction.

DENBURY RESOURCES INC.
CASH PROCEEDS FROM PROPERTY SALES (UNAUDITED)

	Quarter Ended		Year Ended
	December 31,		December 31,
In thousands	2013	2012	2013	2012
Net proceeds from sales of properties and equipment (1)	$1,725	$777	$8,037	$247,294
Net proceeds from the Bakken transaction (2)	—	1,331,684	—	1,331,684
Total	$1,725	$1,332,461	$8,037	$1,578,978

(1)
For the year ended December 31, 2012, includes $212.5 million of cash from the sale of non-core assets in February and April 2012 which was held by a qualified intermediary in support of a like-kind-exchange transaction to fund a portion of the acquisition cost of Thompson Field.

(2)	For the quarter and year ended December 31, 2012, includes $1.05 billion of cash which was held by a qualified intermediary at December 31, 2012 to support a like-kind-exchange transaction.

SELECTED BALANCE SHEET AND CASH FLOW DATA (UNAUDITED)

	December 31,
In thousands	2013	2012
Cash and cash equivalents	$12,187	$98,511
Restricted cash	—	1,050,015
Total assets	11,788,737	11,139,342

Borrowings under bank credit facility	$340,000	$700,000
Borrowings under senior subordinated notes (principal only)	2,600,080	2,051,350
Financing and capital leases	356,686	394,504
Total debt (principal only)	$3,296,766	$3,145,854

Total stockholders' equity	$5,301,406	$5,114,889

	Year Ended
	December 31,
In thousands	2013	2012
Cash provided by (used in)
Operating activities	$1,361,195	$1,410,891
Investing activities	(1,275,309)	(1,376,841)
Financing activities	(172,210)	45,768

Non-GAAP Measures

Adjusted net income is a non-GAAP measure provided as a supplement to present an alternative net income measure which excludes expense and income items (and their related tax effects) not directly related to the Company’s ongoing operations. The excluded items for the periods presented are those which reflect the fair value adjustments on the Company’s derivative contracts, adjustments to the Company’s current estimate of known Delhi Field remediation expenses, helium contract-related charges, impairment of assets, the portion of CO2 discovery and operating expenses attributable to exploration costs, transaction-related expenses, and the cost of early debt extinguishment. Management believes that adjusted net income may be helpful to investors, and is widely used by the investment community, while also being used by management, in evaluating the comparability of the Company’s ongoing operational results and trends. Adjusted net income should not be considered in isolation or as a substitute for net income reported in accordance with GAAP, but rather to provide additional information useful in evaluating the Company’s operational trends and performance.

Adjusted cash flow from operations is a non-GAAP measure that represents cash flow provided by operations before changes in assets and liabilities, as summarized from the Company’s Consolidated Statements of Cash Flows. Adjusted cash flow from operations measures the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. Management believes that it is important to consider this additional measure, along with cash flow from operations, as it believes the non-GAAP measure can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs and so forth, without regard to whether the earned or incurred item was collected or paid during that period.

Noncash fair value adjustments on commodity derivatives is a non-GAAP measure and is different from "Commodity derivatives expense (income)" in the Consolidated Statements of Operations in that the noncash fair value adjustments on commodity derivatives represent only the net change between periods of the fair market values of open commodity derivative positions, and exclude the impact of cash settlements on commodity derivatives during the period. Management believes that noncash fair value adjustments on commodity derivatives is a useful supplemental disclosure to "Commodity derivatives expense (income)" because the GAAP measure also includes cash settlements on commodity derivatives during the period; the non-GAAP measure is widely used within the industry and by securities analysts, banks and credit rating agencies within the calculation of EBITDA and in adjusting net income to present those measures on a comparative basis across companies, as well as to assess compliance with certain debt covenants.